Everest Medical Corporation

                Management Incentive Program for Fiscal Year 1999


The Compensation Committee of Everest Medical Corporation (the "Company"), as of December 31, 1998, approved the following Management Incentive Program for fiscal year 1999:

Level One

If the Company achieves a minimum net income of $1,250,000 on an audited basis, a bonus pool will be available in the amount of 10% of salary for the top four executive officers in addition to up to $25,000 total for the other employees of the Company.

Level Two

If the Company achieves a minimum net income of $1,500,000 on an audited basis, a bonus pool will be available in the amount of 15% of salary for the top four executive officers, in addition to up to $40,000 total for the other employees of the Company.

Definitions and Other Guidelines

Net income is defined as per the Company's traditional statement of operations, i.e., net income after "other income/expense" before taxes and before adjustments for preferred stock dividends.

The Payout Date will occur following Board approval of the 1999 audited financial statements, with a targeted date of February 15, 2000.

Eligibility: The payout or bonus will only be paid to participants in the Program who continue as employees of the Company on the payout date. Unless otherwise provided in an employment or other written agreement, anyone who is not an employee as of such date will forfeit the payout or bonus.